 Filed Pursuant to Rule 424(b)(3)
File No. 333-168361

PROSPECTUS

New Oriental Energy & Chemical Corp.

2,336,000 Shares of Common Stock

This prospectus relates to the reoffer and resale, from time to time, of up to 2,336,000 shares of common stock by the selling security holders listed on page 14 of this prospectus.

The reoffer and resale of the shares of common stock covered by this prospectus will be made by the selling security holders listed in this prospectus in accordance with one or more of the methods described in the plan of distribution, which begins on page 18 of this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling security holders, but we have agreed to bear certain expenses of registering the resale of the shares of common stock under federal and state securities laws.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NOEC.” On July 21, 2010, the last reported sale price of our common stock on the Nasdaq Stock Market was $0.85 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 6, 2010

(i)

SUMMARY

This summary highlights important information included in or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus.

References to “we,” “us,” “the Company” and “NOEC” refer to New Oriental Energy & Chemical Corp.

Our Business

We are engaged in the business of manufacturing and distributing fertilizer and chemical products to markets in the People’s Republic of China (the “PRC”).  We manufacture urea and coal-based chemicals including Ammonium Bicarbonate, Liquid Ammonia, Methanol and Dimethyl Ether (“DME”). Ammonium Bicarbonate and Liquid Ammonia are primarily used for nitrogenous fertilizers and raw materials of chemical products. Methanol and DME are chemical materials and clean alternatives to fossil fuel. They are used in the chemical industry, pharmaceutical industry, light industry and textile industry.

All of our products are manufactured in our factory in Xicheng Industrial Zone, Henan Province, PRC, where we operate a thermal power station with the capacity to generate electricity. All of our products are sold in the PRC, primarily through regional distributors with whom the Company has long-term relationships.  The Company has approximately 1,211 full-time employees, of which 127 employees are part of management and 20 employees are involved in research and development.

The Company

New Oriental Energy & Chemical Corp. (formerly Sports Source, Inc.) (“NOEC” or the “Company”) was incorporated under the laws of the State of Delaware on November 15, 2004. On November 22, 2006 the Company changed its name to New Oriental Energy & Chemical Corp.

On October 11, 2006, we completed a stock exchange transaction (the “Exchange Transaction”) with the stockholder of Kinfair Holding Limited (“KHL”). The Exchange Transaction was consummated under Delaware law and pursuant to the terms of that certain Securities Exchange Agreement dated as of October 11, 2006 (the “Exchange Agreement”).

Pursuant to the Exchange Agreement, 13,700,000 shares of common stock held by the Company’s sole director and majority shareholder were cancelled and the Company issued shares of our common stock to the stockholder of KHL, in exchange for 100% of the outstanding capital stock of KHL. Pursuant to the Exchange Transaction, KHL became our wholly owned subsidiary. We carry on our business through KHL’s wholly owned subsidiary, Henan Jinding Chemical Co., Ltd.

Our executive offices are located at Xicheng Industrial Zone of Luoshan, Xinyang, Henan Province, The People’s Republic of China 464200.  Our telephone number is (86) 27 853 75701.  Our corporate website is www.neworientalenergy.com.  Information contained in our website is not part of this prospectus.

The Shares Offered in this Prospectus

Common stock offered
Up to 2,336,000 shares of our common stock are being offered by the selling security holders under this prospectus.

1,460,000 shares are shares of common stock issued to certain investors pursuant to (i) Securities Purchase and Registration Rights Agreement, dated as of May 3, 2010 (the “May 3 SPA”) and (ii) Securities Purchase and Registration Rights Agreement, dated as of May 25, 2010 (the “May 25 SPA”). 730,000 shares are shares of common stock issuable upon exercise of warrants issued to certain investors pursuant to the May 3 SPA and the May 25 SPA.

These warrants have a 3-year term and are exercisable at any time after the six month anniversary of the issuance date at $2.00 per share.

146,000 shares are shares of common stock issuable upon the exercise of warrants issued to certain broker-dealers, who received such shares as a fee for advisory services relating to the offering.  These warrants have a 5-year term and are exercisable at any time after the six month anniversary of the issuance date at $1.25 per share.

Use of Proceeds
All of the shares of common stock being offered under this prospectus are being offered and sold by the selling security holders. Accordingly, although we may receive proceeds from time to time from the exercise of warrants by the selling security holders, we will not receive any proceeds from the resale of the shares by the selling security holders.

Transfer Agent and Registrar	Corporate Stock Transfer

RISK FACTORS

The financial condition, business, operations, and prospects of the Company involve a high degree of risk. You should carefully consider the risks and uncertainties described below, which constitute the material risks relating to the Company, and the other information in this report. The risks described below are not the only ones facing our Company and you should pay particular attention to the fact that we conduct our operations in the PRC and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Additional risks not presently known to us or that we currently deem immaterial may also impair our operations. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the Company’s stock could suffer. This means that investors and stockholders of the Company could lose all or a part of their investment.

RISKS RELATING TO OUR COMPANY

We cannot assure you that our organic growth strategy will be successful.

One of our growth strategies is to grow organically through wider distribution and sales of our products by increasing our market share and entering new markets in the PRC. However, many obstacles to increasing our market share and entering such new markets exist, including, but not limited to, costs associated with increasing market share and entering into such markets and attendant marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

If we are not able to implement our strategies in achieving our business objectives, our business operations and financial performance may be adversely affected.

Our business plan is based on circumstances currently prevailing and are based on assumptions that certain circumstances will or will not occur, and is subject to the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;

•	limit our marketing efforts; and

•	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We may have difficulty defending our intellectual property rights from infringement.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements to protect our proprietary rights. Our brand name “Jinding” has received trademark protection in the PRC. No assurance can be given that such trademark and licenses will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide competitive advantage to us.

Presently we primarily sell our products in the PRC, which will remain our primary market for the foreseeable future. To date, no trademark filings have been made other than in the PRC. Therefore, the measures we take to protect our proprietary rights may be inadequate, and we cannot give you any assurance that our competitors will not independently develop formulations and processes that are substantially equivalent or superior to our own or copy our products.

A disproportionate amount of our sales revenue is derived from the sale of urea and a disruption in, or compromise of, our sales operations, or distribution channels, related to the sale of urea could adversely impact our financial condition and results of operations.

The Company’s sale of urea constituted more than approximately 65.65% and 45.37% of its total sales in the fiscal years ended March 31, 2009 and 2008, respectively. A disruption in, or compromise of, our manufacturing or sales operations, or distribution channels, relating to the sale of urea could have a material adverse effect on our financial condition and results of operations.

We have no firm long-term commitments from our suppliers to supply raw materials to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order.

If our suppliers experience delays, disruptions, capacity constraints or quality control problems in their operations or become insolvent, their product shipments to us could be delayed, which would decrease our production and harm our revenues, competitive position and reputation.

Further, our business would be harmed if we fail to effectively manage the production of our products. Because we establish our minimum inventory threshold based on our forecasts of expected demand for our products, if we inaccurately forecast demand, we may be unable to obtain adequate quantities of raw materials to meet our production requirements.

We purchase some key raw materials used in the manufacture of our products from our source suppliers, and we may not be able to obtain supplies from replacement suppliers on a timely or cost-effective basis. A reduction or stoppage in supply while we seek a replacement supplier would limit our ability to manufacture our products, which could result in a significant reduction in sales and profitability. In addition, an impurity or variation in a raw material either unknown to us or incompatible with our products, could significantly reduce our ability to manufacture products. Our inventories may not be adequate to meet our production needs during any prolonged interruption of supply. We have products under development which, if developed, may require us to enter into additional supplier arrangements. Failure to obtain a supplier for our future products, if any, on commercially reasonable terms, would prevent us from manufacturing our future products and limit our growth.

Intense competition from existing chemical companies and new entities may adversely affect our revenues and profitability.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Our market is a large market with many competitors. Our major competitors are the Junma Group and the Luxi Group. Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. Our competitors can be expected to continue to develop and introduce new and enhanced products, which could cause a decline in market acceptance of our chemical products. Current and future consolidation among our competitors and customers may also cause a loss of market share as well as put downward pressure on pricing. Our competitors could cause a reduction in the prices for some of our chemical products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

The products and the processes we use could expose us to substantial liability.

We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any problems with respect to our products in the future. We do not currently carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims. We currently carry insurance policies which are customary for enterprises in the PRC providing for property coverage of $12,726,927 transport vehicles of $217,589, and workers’ medical and accident coverage of $82,562. There are no special restrictions or exceptions attached to this coverage other than fraudulent or criminal conducts on part of the claimant.

We have limited business insurance coverage.

The insurance industry in the PRC is still at an early stage of development. Insurance companies in the PRC offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

We depend on key personnel for the success of our business. Our business may be severely disrupted if we lose the services of our key executives and employees or fail to add new senior and middle managers to our management.

We place substantial reliance upon the efforts and abilities of our executive officers, Messrs. Zhou Dian Chang, Wang Gui Quan, Li Dong Lai, Wu Peng and Wang Xiang Fu. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. Our future success is also dependent upon our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel. We do not maintain key man life insurance on the lives of these individuals.

Our results of operations may be materially harmed if we are unable to recoup our investment in research and development.

The rapid change in technology in our industry requires that we continue to make investments in research and development in order to not only develop technologies, but we must also enhance the performance and functionality of our products and keep pace with competitive products and satisfy customer demands for improved performance, features, functionality and costs. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that we will be able to secure the financial resources necessary to fund future development. Research and development costs typically are incurred before we confirm the technical feasibility and commercial viability of a product, and not all development activities result in commercially viable products. In addition, we cannot ensure that these products or enhancements will receive market acceptance or that we will be able to sell these products at prices that are favorable to us. Our business could be seriously harmed if we are unable to sell our products at favorable prices or if the market in which we operate does not accept our products.

Failure to develop new chemical products and/or improve our existing products will make us less competitive.

Our results of operations depend, in part, on our ability to expand our chemical product offerings. We are committed to remaining a competitive producer and believe that our portfolio of new or re-engineered products is strong. However, we may not be able to continue to develop new products, re-engineer our existing products successfully or bring them to market in a timely manner. While we believe that the products, pricing and services we offer customers are competitive, we may not be able to continue to attract and retain customers to which to sell our chemical products.

Changes in our customers’ products could reduce the demand for our chemical products, which may decrease our net sales and operating margins.

Our chemical products are used for a broad range of applications by our customers. Changes, including technological changes, in our customers’ products or processes may make our chemical products unnecessary, which would reduce the demand for those products. Other customers may find alternative materials or processes that no longer require our products. If the demand for our chemical products is reduced, our net sales and operating margins may be reduced as well.

Our projects involve long development cycles that result in high costs and uncertainty.

The development, operation and management of our products and facilities involve a long development cycle and decision-making process. Delays in the parties’ decision-marking process are outside of our control and may have a negative impact on our development costs, cost of sales, receipt of revenue and sales projections. We expect that, in some cases, it may take a year or more to obtain decisions and to negotiate and close the agreements. Such delays could harm our operating results and financial condition.

We are a small company, and the entrance of large companies into the alternative fuels, renewable energy and chemical fertilizer business will likely harm our business.

Competition in the alternative fuels, renewable energy and chemical fertilizer business is expanding with the growth of the industry and the advent of many new technologies. Larger companies, due to their better capitalization, will be better positioned to develop new technologies and to install existing or more advanced renewable energy generators, which could harm our market share and business.

Because the market for renewable energy is unproven, it is possible that we may expend large sums of money to bring our offerings to market and the revenue that we derive may be insufficient to fund our operations.

Our business approach to the renewable energy industry may not produce results as anticipated, be profitable or be readily accepted by the marketplace. We cannot estimate whether demand for facilities based on our technology, or the gas produced by such facilities, will materialize at anticipated prices, or whether satisfactory profit margins will be achieved. If such pricing levels are not achieved or sustained, or if our technologies and business approach to our markets do not achieve or sustain broad acceptance, our business, operating results and financial condition will be materially and negatively impacted.

We depend on only one factory to manufacture our products and any disruption of the operations in this factory would damage our business.

All of our products are manufactured in the Company’s one factory in Xicheng Industrial Zone, Luoshan, Henan, PRC which we depend on to produce the products that we sell. Our operations could be interrupted by fire, flood, earthquake and other events beyond our control. Any disruption of the operations in this factory would have a significant negative impact on our ability to deliver products, which would cause a potential diminution on sales, the cancellation of orders, damage to our reputation and potential lawsuits.

Our revenues from chemical products depend heavily on government policies. If the government changes its policies, our revenues and profit from our chemical products could decrease significantly.

To boost the income of millions of Chinese farmers and enhance the PRC’s national security, the Chinese government has instituted policies that encourage farmers in the PRC to increase their production of grains by limiting the price of ammonium fertilizers while at the same time providing the fertilizer industry some relief, including capping the price of raw materials, providing for preferential pricing for electricity and exempting value added tax. Due to the policies, our chemical business is able to realize a profitable margin. However, the Chinese government changes its policies from time to time. If the Chinese government changes the policies currently in place that compensate our loss due to the price control, our revenues and profit from our chemical business could suffer.

Our chemical manufacturing business is highly risky and hazardous. We may face environmental and safety problems.

Our chemical manufacturing process produces exhaust gas and waste water which may pollute the environment. If an accident occurs in our chemical plant, toxic gas and other pollutants could leak and cause serious pollution problems. Moreover, most of our chemical products are flammable, explosive, and dangerous and pose a threat to the health and safety of our employees and residents around our facility, and if any accident occurs during manufacturing or in transportation, there could be dire consequences.

The cost of our raw materials fluctuates significantly, which may adversely impact our profit margin and financial position

Our chemical business uses coal as raw material. In the last two years, coal prices have fluctuated substantially.  Increases in the price for coal could significantly decrease our profits.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In the PRC, the chemical industry is experiencing increasing regulation as environmental awareness increases in the country. The trend is that the Chinese government toughens its regulations and penalties for violations of environmental regulations. New regulatory actions are constantly changing our industry. Although we believe we have complied with applicable government regulations, there is no assurance that we will be able to do so in the future.

Our financial results may be affected by mandated changes in accounting and financial reporting.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies may have a significant effect on our reported results and may even retroactively affect previously reported transactions.

Our auditors have added an emphasis paragraph that the Company is a “Going Concern” in the audit opinion.

The Company received a report from its independent registered public accounting firm for the year ended March 31, 2010, containing an explanatory paragraph stating that the Company's net loss for the year and working capital deficit raise substantial doubt about the Company's ability to continue as a going concern.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

Certain political and economic considerations relating to the PRC could adversely affect our Company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

Currency conversion and exchange rate volatility could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar. As our operations are primarily in the PRC, any significant revaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our officers and certain of our directors reside in the PRC, service of process on our company and our officers and certain directors may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Any future outbreak of avian influenza, or the Asian Bird Flu, or any other epidemic in the PRC could have a material adverse effect on our business operations, financial condition and results of operations.

Since mid-December 2003, a growing number of Asian countries have reported outbreaks of highly pathogenic avian influenza in chickens and ducks. Since all of our operations are in the PRC, an outbreak of the Asian Bird Flu in the PRC in the future may disrupt our business operations and have a material adverse effect on our financial condition and results of operations. For example, a new outbreak of Asian Bird Flu, or any other epidemic, may reduce the level of economic activity in affected areas, which may lead to a reduction in our revenue if our clients cancel existing contracts or defer future expenditures. In addition, health or other government regulations may require temporary closure of our offices, or the offices of our customers or partners, which will severely disrupt our business operations and have a material adverse effect on our financial condition and results of operations.

Our business may be affected by unexpected changes in regulatory requirements in the jurisdictions in which we operate.

We are subject to many general regulations governing business entities and their behavior in the PRC and in other jurisdictions in which we have operations. In particular, we are subject to laws and regulations covering food, health supplements and pharmaceutical products. Such regulations typically deal with licensing, approvals and permits. Any change in product licensing may make our products more or less available on the market. Such changes may have a positive or negative impact on the sale of our products and may directly impact the associated costs in compliance and our operational and financial viability. Such regulatory environment also covers any existing or potential trade barriers in the form of import tariff and taxes that may make it difficult for us to import our products to certain countries and regions, which would limit any potential expansion.

We may have difficulty in attracting talent.

As we plan to expand, we will have to attract managerial staff. We may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede any potential expansion.

We may experience currency fluctuation and longer exchange rate payment cycles.

The local currencies in the countries in which we sell our products may fluctuate in value in relation to other currencies. Such fluctuations may affect the costs of our products sold and the value of our local currency profits. While we are not conducting any meaningful operations in countries other than the PRC at the present time, we may expand to other countries and may then have an increased risk of exposure of our business to currency fluctuation.

All of our assets are located in the PRC, any dividends of proceeds from liquidation is subject to the approval of the relevant Chinese government agencies.

Our assets are located inside the PRC. Under the laws governing foreign invested enterprises in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

Changes in the PRC’s political or economic situation could harm us and our operational results

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocation resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in the PRC are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in the PRC may inhibit our activity to conduct business in the PRC.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in the PRC has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in the PRC and thereby harm the market for our products.

We are subject to the United States Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, particularly in our industry since it deals with contracts from the Chinese Government, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Exchange Agreement (defined herein). If our competitors engage in these practices they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATING TO OUR COMMON STOCK

The market price for shares of our common stock could be volatile; the sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares in particular.

Our common stock price is volatile and could decline in the future.

The stock market, in general, and the market price for shares of pharmaceutical companies in particular, have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in the pharmaceutical and related industries have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	the results of preclinical studies and clinical trials by us or by our competitors;

•	concern as to, or other evidence of, the safety or efficacy of our proposed products or our competitors’ products;

•	announcements of technological innovations or new products by us or our competitors;

•	developments concerning our proprietary rights or our competitors’ rights (including litigation);

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	litigation;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	market conditions for life science stocks in general;

•	the issuance of new equity securities in a future offering;

•	changes in interest rates;

•	market conditions of securities traded on the NASDAQ Stock Market;

•	investor perceptions of us and the medical device industry generally; and

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who is an affiliate of the Company and has satisfied a six-month holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a one-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to this resale prospectus may have an adverse effect on the market price of our common stock.

One stockholder exercises significant control over matters requiring shareholder approval.

After giving effect to the issuance of all the shares of common stock, Auto Chance International Limited has voting power equal to approximately 59.34% of our voting securities. As a result, Auto Chance International Limited, through such stock ownership, exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in Auto Chance International Limited may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than Auto Chance International Limited.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets, programming development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

We do not foresee paying cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

•	implementing our business strategy;
•	development, commercialization and marketing of our products;
•	our intellectual property;
•	our estimates of future revenue and profitability;
•	our estimates or expectations of continued losses;
•	our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses;
•	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;
•	our estimates regarding our capital requirements and our needs for additional financing;
•	attracting and retaining customers and employees;
•	sources of revenue and anticipated revenue; and
•	competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock by the selling security holders, nor will any of the proceeds from the sale of shares of common stock by the selling security holders be available for our use or otherwise for our benefit. All proceeds from the sale of the shares of common stock will be for the account of the selling security holders.

Proceeds from the exercise of warrants by the selling security holders, if any, will be used for working capital and general corporate purposes. We will retain broad discretion as to the use of proceeds from the exercise of warrants.

SELLING SECURITY HOLDERS

Up to Two Million Three Hundred Thirty-Six Thousand (2,336,000) shares of our common stock are being offered by the selling security holders under this prospectus. Details of the share issuances are described below.

Securities Purchase and Registration Rights Agreement and Warrants

Pursuant to (i) the Securities Purchase and Registration Rights Agreement, dated as of May 3, 2010 (the “May 3 SPA”), and (ii) the Securities Purchase and Registration Rights Agreement, dated as of May 25, 2010 (the “May 25 SPA” and, together with the May 3 SPA, the “SPAs”), between the Company and certain accredited investors (the “Investors”) the Company issued units (“Units”) consisting of (i) one share of common stock, par value $0.001 per share, of the Company and (ii) a warrant to purchase one half of one (1/2) share of common stock. In the aggregate, the Company agreed to issue to the Investors up to One Million Four Hundred Sixty Thousand (1,460,000) shares of our common stock and warrants (the “Investor Warrants”) to purchase up to Seven Hundred Thirty Thousand (730,000) shares of our common stock at $2.00 per share. The Investor Warrants are exercisable for three (3) years but are not exercisable for six (6) months from the issuance date.

Certain additional warrants were issued to broker-dealers as compensation in connection with the SPAs (the “Broker-Dealer Warrants” and, together with the Investor Warrants, the “Warrants”). The Broker-Dealer warrants are exercisable for five (5) years at an exercise price of $1.25 per share but are not exercisable for six (6) months from the issuance date. The Warrants contain anti-dilution provisions providing for proportionate adjustments in the event of stock splits, stock dividends, reverse stock splits and similar events. Payment of the exercise price of the Warrants may be made in cash by the Warrant holders.

The SPAs require us to use reasonable efforts to prepare and file with the Securities Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) covering the resale of the shares of common stock and shares underlying the Warrants. This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “1933 Act”), covering the resale of such shares of our common stock from time to time by the selling security holders. The SPAs also require us to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as possible after the filing thereof.

Except as indicated in the notes to the table appearing below, the selling security holders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three (3) years, other than as a result of the ownership of our securities.

The following table sets forth information with respect to the number of shares of common stock which are beneficially owned by the selling security holders named below based on information received by us from the selling security holders on or before July 9, 2010, and as adjusted to give effect to the sale of the shares of common stock offered by this prospectus. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within sixty (60) days are included in the table. Although the shares of common stock issuable upon the exercise of the warrants being registered for resale are not exercisable for six months from the date of issuance of the warrants, they have been included in the selling security holders table to clarify that they are being offered pursuant to this prospectus.  Except as indicated by footnote, to our knowledge, the persons named in the table below have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock being registered. The table assumes that the selling security holders exercise all of their warrants, and sell all of the shares of common stock issuable upon exercise of the warrants. We are unable to determine the exact number of shares that will actually be offered or sold pursuant to this prospectus. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of the common stock shown as beneficially owned by them since the date information was provided to us by the selling security holders, in transactions exempt from the registration requirements of the Securities Act of 1933 or pursuant to the prospectus. Some of the selling security holders may also hold additional shares that have previously been registered under the Securities Act of 1933.

	Number of Shares Owned Prior to the Offering		Number of Shares Being Offered	Number of Shares Owned After the Offering	Percentage of Shares Owned After the Offering

Mackie Research Capital Corp. ITF a/c 21FR31F – Tazbaz Holdings Limited	410,000	(1)	300,000	110,000	*
Mackie Research Capital Corp. ITF a/c 21BQG1B – China Limited Partnership	337,537	(2)	240,000	97,537	*
Roger D. & Davina S. Lockhart Trustees FBO R&D Lockhart C.R.U.T. 12-13-99	600,000	(3)	600,000	0	0
Tommy L. Graham	75,000		75,000	0	0
Mark Miller	75,000		75,000	0	0
Julian H. Ford	60,000		60,000	0	0
Kevin M. Brown	30,000		30,000	0	0
John M. Stanfield and Martha M. Stanfield	60,000		60,000	0	0
Gary L. Falkin	60,000		60,000	0	0
Richard F. Glancy, Jr.	60,000		60,000	0	0
Warren Kimber III	60,000		60,000	0	0
Corvino and Novalis Investments LLC	60,000	(4)	60,000	0	0

	Number of Shares Owned Prior to the Offering		Number of Shares Being Offered	Number of Shares Owned After the Offering	Percentage of Shares Owned After the Offering

Principle Trust Co. FBO John A. Combias FCG ADV LLC SEP	120,000	(5)	120,000	0	0
JOWG, L.L.C.	60,000	(6)	60,000	0	0
Leo J. Carlin	60,000		60,000	0	0
Ricardo A. Salas	60,000		60,000	0	0
James D. Watson	60,000		60,000	0	0
Joseph Zilfi	150,000		150,000	0	0
FCG Advisors, LLC	16,800	(7)	16,800	0	0
Robert Ford	2,800	(8)	2,800	0	0
ViewTrade Securities Inc.	3,220	(9)	3,220	0	0
Charles Peek	28,980	(10)	28,980	0	0
Rein Lee	25,200	(11)	25,200	0	0
GBS Financial Corp.	7,000	(12)	7,000	0	0
Lighthouse Financial Group, LLC	7,000	(13)	7,000	0	0
Daniel McKelvey	43,800	(14)	43,800	0	0
John Francis Mahoney	1,288	(15)	1,288	0	0
Clark Alexander Reinhard	4,872	(16)	4,872	0	0
Christopher Schoefield Carlin	5,040	(17)	5,040	0	0

TOTAL**	2,543,537		2,336,000	207,537	*

__________

*	Less than 1%.

**
Reflects beneficial ownership as determined in accordance with the provisions of Section 13 under the Securities Exchange Act of 1934 and the applicable rules thereunder, which in some instances results in the same shares reflected as being owned by more than one selling security holder. Accordingly, the total number of shares shown in this column as being owned prior to the offering is greater than the sum of the “Number of Shares Being Offered” and “Number of Shares Owned After the Offering.”

(1)
George Tazbaz, the President of Tazbaz Holdings Limited, has voting, dispositive and investment control over the securities held by Tazbaz Holdings Limited.  The amount listed above includes 110,000 shares of the Company’s common stock purchased by Tazbaz Holdings Limited from the market.  Only the shares purchased pursuant to this offering are being offered for resale in this prospectus.

(2)
George Tazbaz, the Managing Partner of China Limited Partnership, has voting, dispositive and investment control over the securities held by China Limited Partnership.  The amount listed above includes 97,537 shares of the Company’s common stock purchased by China Limited Partnership in the open market.  Only the shares purchased pursuant to this offering are being offered for resale in this prospectus.

(3)	Davina Simone Lockhart, as a trustee of The R&D Lockhart C.R.U.T., has the power to vote or dispose of the securities held by this trust.

(4)	Jonathan Martin Novalis, the Treasurer of Corvino & Novalis Investments LLC, has voting, dispositive and investment control over the securities held by Corvino & Novalis Investments LLC.

(5)	Principal Trust Co. is the custodian holding the securities for John A. Combias’s SEP account. Mr. Combias has voting, dispositive and investment control over the securities held by this account.

(6)	William J. Gazonas, the Managing Member of JOWG, LLC, has voting, dispositive and investment control over the securities held by JOWG, LLC.

(7)
John Combias, the Managing Director of FCG Advisors, LLC, has voting, dispositive and investment control over the securities held by FCG Advisors, LLC, a registered broker-dealer.  FCG Advisors, LLC acquired the securities as compensation for investment banking services.

(8)
Robert Ford is the record holder of warrants to purchase 2,800 shares of the Company’s common stock at an exercise price of $1.25 per share.  Mr. Ford is a Senior Investment Advisor at Williams Financial Group, a registered broker-dealer.  Mr. Ford acquired the securities in the ordinary course of business and at the time of purchase did not have any arrangements, agreements or understandings, directly or indirectly, with any person, to distribute the securities.

(9)
James St. Clair, the President of ViewTrade Securities, Inc., has voting, dispositive and investment control over the securities held by ViewTrade Securities, Inc. ViewTrade Securities, Inc. is the record holder of warrants to purchase 3,220 shares of the Company’s common stock at an exercise price of $1.25 per share.  ViewTrade Securities, Inc. is a registered broker-dealer.  ViewTrade Securities, Inc. acquired the securities as compensation for investment banking services in the ordinary course of business, and at the time of purchase did not have any arrangements, agreements or understandings, directly or indirectly, with any person, to distribute the securities.

(10)
Charles E. Peek is the record holder of warrants to purchase 28,980 shares of the Company’s common stock at an exercise price of $1.25 per share.  Mr. Peek is the Regional Vice President of ViewTrade Securities, Inc., a registered broker-dealer.  Mr. Peek acquired the securities as compensation for investment banking services in the ordinary course of business, and at the time of purchase did not have any arrangements, agreements or understandings, directly or indirectly, with any person, to distribute the securities.

(11)	Reynold Karl Lee is a registered broker-dealer and acquired his securities as compensation for investment banking services.

(12)
Gerard P. Gloisten, the President of GBS Financial Corp., has voting, dispositive and investment control over the securities held by GBS Financial Corp., a registered broker-dealer.  GBS Financial Corp. acquired the securities as compensation for investment banking services.

(13)
Jeffrey J. Morfit, the Chief Executive Officer of Lighthouse Financial Group, LLC, has voting, dispositive and investment control over the securities held by Lighthouse Financial Group, LLC, a registered broker-dealer.  Lighthouse Financial Group, LLC acquired the securities as compensation for investment banking services.

(14)
Daniel McKelvey is the record holder of warrants to purchase 43,800 shares of the Company’s common stock at an exercise price of $1.25 per share.  Mr. McKelvey is a broker at Internet Securities, Inc., a registered broker-dealer.  Mr. McKelvey acquired the securities as compensation for investment banking services in the ordinary course of business and at the time of purchase did not have any arrangements, agreements or understandings, directly or indirectly, with any person, to distribute the securities.

(15)
John Francis Mahoney is the record holder of warrants to purchase 1,288 shares of the Company’s Common Stock at an exercise price of $1.25 per share.  Mr. Mahoney is the Chief Executive Officer at 1st Worldwide Financial Partners, LLC, a registered broker-dealer.  Mr. Mahoney acquired the securities as compensation for investment banking services in the ordinary course of business and at the time of purchase did not have any arrangements, agreements or understandings, directly or indirectly, with any person, to distribute the securities.  Mr. Mahoney is an affiliate of Clark Alexander Reinhard and Christopher Schoefield Carlin, both selling security holders.

(16)	Clark Alexander Reinhard is an affiliate of John Francis Mahoney and Christopher Schoefield Carlin, both selling security holders.

(17)	Christopher Schoefield Carlin is an affiliate of John Francis Mahoney and Clark Alexander Reinhard, both selling security holders.

Based on information obtained from the selling security holders, except as provided otherwise above, none of the selling security holders have an existing short position in NOEC’s common stock.

Except as otherwise provided in the above footnotes to the selling security holders table, the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling security holder. If the selling security holders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

None of the selling security holders, any affiliates of the selling security holders, or any person with whom any selling security holder has a contractual relationship regarding the transaction (or any predecessors of those persons) have had any prior securities transactions between NOEC (or any of our predecessors).

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

We have informed the selling security holders that during such time as they may be engaged in a distribution of any of the shares covered by this prospectus they are required to comply with the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions.  We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.

We have further advised the selling security holders and distribution participants that they are required to consult with their own legal counsel to ensure compliance with Regulation M. With respect to compliance by NOEC with Regulation M, we have conferred with our securities counsel and will continue to confer with counsel to ensure compliance with Regulation M.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows this prospectus to "incorporate by reference" certain other information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that we have registered have been sold:

(1)	Our Annual Report, on Form 10-K for the fiscal year ended March 31, 2010, filed with the Securities and Exchange Commission on June 29, 2010;

(2)	Our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 9, 2010.

(3)	The description of our common stock contained in our report on Form 8-A filed on May 15, 2007, including any amendments or reports filed for the purpose of updating that description.

(4)
In addition, we also incorporate by reference into this prospectus additional information that we may subsequently file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

If any request is made for such information in writing or orally, we will provide to each person, including any beneficial owner, at no cost, a copy of any or all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests should be addressed to us as follows:

New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People’s Republic of China
Attention: Chen Si Qiang, Chief Executive Officer
Telephone: (86) 27 853 75701

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

EXPERTS

The consolidated financial statements as of and for the years ended March 31, 2010 and March 31, 2009, incorporated by reference in this prospectus, have been so included in reliance on the report of Weinberg & Company, P.A., independent registered certified accountants and a registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by K&L Gates LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public over the internet from the SEC's website at http://www.sec.gov, or at our website at http://www.neworientalenergy.com.

This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all the information contained in the registration statement. Some items are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements made in this prospectus concerning the contents of any documents referred to in the prospectus are not necessarily complete. With respect to each such document filed with the SEC as an exhibit to the registration statement, please refer to the exhibit for a more complete description, and each such statement is qualified by such reference. To see more detail, you should read the exhibits and schedules filed with our registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to give any information that is different. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the cover, but the information may change in the future.

2,336,000 Shares of Common Stock

NEW ORIENTAL ENERGY & CHEMICAL CORP.

PROSPECTUS

August 6, 2010